Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

DEL MONTE FOODS COMPANY

WITH AND INTO

DEL MONTE CORPORATION

(Pursuant to Section 253 of the

General Corporation Law of the State of Delaware)

Del Monte Foods Company, a Delaware corporation (the “Company”), does hereby certify on April 26, 2011 to the following facts relating to the merger (the “Merger”) of the Company with and into Del Monte Corporation, a Delaware corporation (the “Subsidiary”), with the Subsidiary remaining as the surviving corporation:

FIRST: The Company and the Subsidiary are each incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”).

SECOND: The Company owns of record all of the outstanding shares of capital stock of the Subsidiary, which capital stock consists only of common stock, par value $0.01 per share, of the Subsidiary.

THIRD: The Board of Directors of the Company (the “Board”), by the following resolutions duly adopted on April 26, 2011, by the unanimous written consent of the Board, acting without a meeting pursuant to Section 141(f) of the DGCL, determined to merge the Company with and into the Subsidiary pursuant to Section 253 of the DGCL:

RESOLVED, that the Board deems it advisable and in the best interest of the Company and its stockholder that the Company be merged with and into the Subsidiary pursuant to and in accordance with Section 253 of the DGCL, with the Subsidiary remaining as the surviving corporation (the “Surviving Corporation”) and that the Company’s property, rights, privileges and other assets be transferred to, and all of its obligations and liabilities be assumed by, the Surviving Corporation; and further be it

RESOLVED, that in accordance with Section 103(d) of the DGCL, the Merger shall become effective at the time of filing of a Certificate of Ownership and Merger for the purpose of effecting the Merger with the Secretary of State of the State of Delaware or at such subsequent time or date as shall be specified and set forth therein (the “Effective Time”); and further be it

RESOLVED, that by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock of the Company outstanding immediately prior to the Effective Time shall be converted into and shall become one share of common stock of the Surviving Corporation, held by the person who was the holder of such share of common stock of the Company immediately prior to the Effective Time; and further be it

RESOLVED, that by virtue of the Merger and without any action on the part of the holder thereof, each share of capital stock of the Subsidiary outstanding immediately prior to the Effective Time shall be canceled and no consideration shall be issued in respect thereof; and further be it

RESOLVED, that the certificate of incorporation of the Subsidiary as in effect immediately prior to the Effective Time shall be amended in its entirety as set forth on Exhibit A and, as so amended, shall be the certificate of incorporation of the Surviving Corporation; and further be it

RESOLVED, that, at the Effective Time, the By-laws of the Subsidiary as in effect immediately prior to the Effective Time shall continue in full force and effect as the By-laws of the Surviving Corporation; and further be it

RESOLVED, that the officers of the Subsidiary as of the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified; and further be it

RESOLVED, that the directors of the Subsidiary as of the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified; and further be it

RESOLVED, that the Merger be submitted to the sole stockholder of the Company for its approval pursuant to Section 228 of the DGCL; and further be it

RESOLVED, that the Merger is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), that the Merger is hereby approved and adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code and that any action that is necessary to effect such tax treatment be, and hereby is, authorized and approved; and further be it

RESOLVED, that any officer of the Company be, and each of them hereby is, authorized and directed to make, execute and acknowledge, in the name and on behalf of the Company, a Certificate of Ownership and Merger for the purpose of effecting the Merger and to file the same in the office of the Secretary of State of the State of Delaware, and to do all other acts and things that may be necessary to carry out and effectuate the purpose and intent of the foregoing resolutions relating to the Merger; and further be it

FOURTH: The Merger has been approved by the written consent of the holder of all of the outstanding capital stock of the Company entitled to vote thereon in accordance with Section 228 of the DGCL.

FIFTH: The Merger shall become effective upon filing of this Certificate of Ownership and Merger with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Ownership and Merger to be executed by its duly authorized officer on the date first above written.

DEL MONTE FOODS COMPANY

By: /s/ Larry E. Bodner
Name:	Larry E. Bodner
Title:	Executive Vice President and Chief Financial Officer

[Certificate of Ownership and Merger]

EXHIBIT A

CERTIFICATE OF INCORPORATION

OF DEL MONTE CORPORATION

FIRST.              The name of the Corporation is Del Monte Corporation.

SECOND.         The registered office and registered agent of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD.             The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law or any successor statute.

FOURTH.         The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share (such stock, the “Common Stock”).

FIFTH.              The Board of Directors of the Corporation (the “Board of Directors”), acting by majority vote, is expressly authorized to make, alter, amend or repeal the By-laws of the Corporation.

SIXTH.

1.  To the fullest extent permitted by the Delaware General Corporation Law as the same now exists or may hereafter be amended, the Corporation shall indemnify, and advance expenses to, any person who is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Notwithstanding the preceding sentence, the Corporation shall not be required to indemnify any person in connection with a proceeding (or part thereof) commenced by such person if the commencement of such proceeding (or part thereof) was not authorized by the Board of Directors of the Corporation. The Corporation, by action of its Board of Directors, may provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and conditions and to the extent determined by the Board of Directors in its sole and absolute discretion.

2.  The indemnification and advancement of expenses provided by, or granted pursuant to, this Article Sixth shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, contract, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

3.  The Corporation shall have the power to purchase and maintain insurance to protect itself and any person who is or was a director, officer, employee or agent of the Corporation, or while a director, officer, employee or agent of the Corporation, is or was serving

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at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power or the obligation to indemnify him against such liability under the Delaware General Corporation Law or the provisions of this Article Sixth.

4.  The indemnification and advancement of expenses provided by, or granted pursuant to, this Article Sixth shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such officer or director. The indemnification and advancement of expenses that may have been provided to an employee or agent of the Corporation by action of the Board of Directors, pursuant to the last sentence of Paragraph 1 of this Article Sixth, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person, after the time such person has ceased to be an employee or agent of the Corporation, only on such terms and conditions and to the extent determined by the Board of Directors in its sole discretion.

SEVENTH.      A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended. If the Delaware General Corporation Law is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any amendment, modification or repeal of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

EIGHTH.         Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

NINTH

(a) Subject to the Limited Partnership Agreement of Blue Holdings I, L.P., the size of the Board of Directors shall be fixed by a resolution adopted by the holders of a majority of the Common Stock outstanding.

(b) Vacant and newly created directorships shall be filled exclusively by, and directors may be removed with or without cause by, the affirmative vote of the holders of a majority of the voting power of the Common Stock of the Corporation outstanding and entitled to vote thereon.

(c) The voting power of each director with respect to each action taken by the Board of Directors shall be one vote per director; provided, however, that the voting power of

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any director with respect to actions taken by the Board of Directors may be increased or decreased, from time to time, to such number of votes and/or fractional votes as determined by a resolution adopted by the holders of a majority of the Common Stock outstanding. Unless otherwise determined in such resolution, a director’s voting power for any action taken by a committee of the Board of Directors, and by any subcommittee of a committee of the Board of Directors, shall be the same as such director’s voting power with respect to action taken by the Board of Directors.

(d) For the avoidance of doubt, (i) the voting power of any director may be different from the voting power of any other director, and (ii) the holders of a majority of the Common Stock outstanding may act, by written consent or at a stockholder meeting, to adopt one or more resolutions that fix the size of the Board of Directors; remove, appoint or elect directors in accordance with this Certificate of Incorporation and applicable law; and fix or alter the voting power of each director. For purposes of this Certificate of Incorporation and the By-laws of the Corporation, every reference to a majority or other proportion of directors with respect to establishing a quorum for meetings of the Board of Directors, Board of Directors committees or subcommittees of Board of Directors committees, and with respect to the requisite vote for approval of action by the Board of Directors, a Board of Directors committee or a subcommittee of a Board of Directors committee (whether action is taken at a meeting or by written consent) shall refer to such majority or other proportion, as applicable, of the votes entitled to be cast by such directors.

TENTH.          The Corporation hereby elects not to be governed by Section 203 of the Delaware General Corporation Law, and the restrictions contained in Section 203 shall not apply to the Corporation.

ELEVENTH.  The By-laws of the Corporation shall not restrict the ability of the holders of Common Stock to act by written consent in lieu of a meeting, and no provision of the By-laws shall require holders of Common Stock to request that the Board of Directors fix a record date prior to delivery of the written consents to the Corporation.

TWELFTH.    When the terms of this Certificate of Incorporation refer to a specific agreement, resolution or other document or decision by any body, person or entity to determine the meaning or operation of a provision hereof, the secretary of the Corporation shall maintain a copy of such agreement, resolution, document or decision at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any stockholder who makes a request thereof. Unless otherwise expressly provided in this Certificate of Incorporation, a reference to any specific agreement, resolution or other document shall be deemed a reference to such agreement, resolution or other document as amended from time to time in accordance with the terms of such agreement, resolution or document.

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